FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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(Print or Type Responses)
1. Name and Address of Reporting Person* Myers Stephen E	2. Issuer Name and Ticker or Trading Symbol Myers Industries, Inc (MYE)						6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
							X	Director	X	10% Owner
							X	Officer (give title below)		Other (specify below)
							President
(Last) (First) (Middle) 1293 South Main Street	3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)		4. Statement for Month/Day/Year 12/23/2002				7. Individual or Joint/Group Filing (Check Applicable Line)
			5. If Amendment, Date of Original (Month/Day/Year)					Form filed by One Reporting Person
(Street) Akron OH 44301								Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Trans- action Date (Month/ Day/ Year)	2A. Deemed Execution Date, if any (Month/ Day/ Year)	3. Trans- action Code (Instr.8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)		6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Owner- ship (Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Common Stock	12/17/02		G	V	2,000	D
Common Stock	12/19/02		S		800	D	10.55	2,132,124		D
Common Stock								1,880		D	Living Trust
Common Stock	12/17/02		G	V	1,000	A		48,083		I	Cust for Son
Common Stock	12/17/02		G	V	1,000	A		9,643		I	Spouse

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).
	Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.	(Over) SEC 1474 (9-02)
FORM 4 (continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or Exercise Price of Deri- vative Security	3. Trans- action Date (Month/ Day/ Year)	3A. Deemed Execution Date, if any (Month/ Day/ Year)	4. Trans- action Code (Instr.8)		5. Number of Deriv- ative Securities Ac- quired (A) or Dis- posed of (D) (Instr. 3, 4 and 5)		6. Date Exer- cisable and Expiration Date (Month/Day/ Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Deriv- ative Secur- ity (Instr. 5)	9. Number of deriv- ative Secur- ities Bene- ficially Owned Follow- ing Reported Trans- action(s) (Instr. 4)	10. Owner- ship Form of Deri- vative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Benefi- cial Owner- ship (Instr. 4)
				Code	V	(A)	(D)	Date Exer- cisable	Expira- tion Date	Title	Amount or Number of Shares
(1)Option/Right to Buy	15.78							(2)	12/14/03	Common	8,576		1	D
(1)Option/Right to Buy	14.35							(2)	12/14/03	Common	14,714		1	D
(1)Option/Right to Buy	9.65							(2)	10/20/04	Common	6,376		1	D
(1)Option/Right to Buy	8.76							(2)	10/20/04	Common	8,747		1	D
(1)Option/Right to Buy	9.20							(2)	3/16/06	Common	4,887		1	D
(1)Option/Right to Buy	8.36							(2)	3/16/06	Common	8,816		1	D

Explanation of Responses:
  Employee stock option grants under Myers Industries, Inc. 1997 Incentive Stock Plan, and the 1999 Stock Plan,
  The stock option is exercisable in five equal installments, commencing 6 months after the date of the grant, then increasing an additional 20% on the anniversary date for the following four years.

		/s/ Garee L Daniska*	12/11/2002

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations.	**Signature of Reporting Person	Date
	See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	*Pursuant to Power of Attorney filed Aug 8, 1997, dated April 28, 1993
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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